Exhibit 10.03
May 17, 2012

Mr. Josh Claman
5301 Maryanna Drive
Austin, TX 78746

Dear Josh:

I am pleased to extend to you an offer of employment with ReachLocal, Inc. (the “Company”) as Executive Vice President, Americas.  In this capacity, you will initially be reporting directly to the Company’s President.

Now, let me clarify the following important points concerning the terms of your employment:

1.           Commencement Date.  Your employment with the Company will commence on July 16, 2012 (the “Commencement Date”).

2.           Compensation.

(a)           Base Compensation.  Effective as of the Commencement Date, the Company will pay you a base salary at the rate of $400,000 per year (the “Base Salary”), payable in accordance with the Company’s normal payroll procedures.  The Base Salary is subject to modification during your employment in accordance with the Company’s practices, policies and procedures.

(b)           Bonus Compensation.  During your employment with the Company you will be eligible to receive an annual bonus (an “Annual Bonus”) of up to $200,000, consistent with the Company’s annual bonus plan for senior management. For 2012 your Annual Bonus (if any) will be prorated based on your period of employment with the Company during 2012 (the “Prorated Bonus”).  The Prorated Bonus, if any, will be based on the following:  (i) fifty percent (50%) of the Prorated Bonus will be determined based on your 2012 performance (as determined by the Company in its sole discretion) and (ii) the remaining fifty percent (50%) of the Prorated Bonus will be determined based on the Company’s achievement of revenue and AEBITDA metrics previously established by the Company’s Compensation Committee, calculated in the same manner as it will be calculated for other members of the senior management team.  Payment of any Annual Bonus (including the Prorated Bonus) will be subject to the sole discretion of the Company, and nothing contained in this Letter confers upon you any right to an Annual Bonus (including the Prorated Bonus) in any year.  Annual Bonuses, if any, will be payable in accordance with the Company’s end-of-year bonus payroll procedures, meaning that the Prorated Bonus, if any, will not be payable until the first quarter of 2013.  You must be employed by the Company on the date bonuses are payable to senior management in order to receive any Annual Bonus, including the Prorated Bonus.  The annual bonus program for 2013 and subsequent years will be determined by the Compensation Committee, in its sole discretion.

(c)           Equity Awards.  Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Company will grant you, following the Commencement Date, (i) a non-qualified stock option to purchase 155,000 shares of the Company’s common stock (the “Option”) (ii) 20,000 shares of restricted stock (the “Restricted Stock Grant”).  The terms and conditions of the Option and the Restricted Stock Grant shall be set forth in agreements in forms prescribed by the Company.

21700 Oxnard Street; Suite 1600; Woodland Hills, CA  91367
O: 818.936.9906; Fax: 818.337.7109

Josh Claman
May 14, 2012

(i)           Terms Pertaining to Price and Vesting of Option.  The per share exercise price of the Option will be equal to 100% of the fair market value of a share of the Company’s common stock on the date of grant.  With respect to 125,000 of the shares covered by the Option (the “Ordinary Option Shares”), 25% of the Ordinary Option Shares will vest on the first anniversary of the grant date, and 1/48th of the Ordinary Option Shares will vest on each monthly anniversary of the grant date thereafter, subject to your continued employment with the Company through the applicable vesting date.  With respect to 30,000 of the shares covered by the Option (the “Performance Option Shares”), subject to your continued employment through the vesting date, such shares will vest, if at all, upon the Company achieving an average closing price for its stock, as shown on the NASDAQ Global Select Market, that is greater than or equal to $35 per share (the “Target Share Price”), as may be adjusted in accordance with the Company’s Amended and Restated 2008 Stock Incentive Plan (the “Plan”), for twenty (20) consecutive trading days after the first anniversary of the grant date.

(ii)           Terms Pertaining to Lapsing of Restrictions on Restricted Stock Grant.   The restrictions pertaining to the Restricted Stock Grant shall lapse with respect to 25% of the shares subject to the Restricted Stock Grant on the first anniversary of the grant date, and will lapse with respect to 1/12th of the shares subject to the Restricted Stock Grant on each three month anniversary of the grant date thereafter, subject to your continued employment with the Company through the applicable vesting date.

(iii)          Acceleration of Option and Restricted Stock Grant.  The shares subject to the Option and Restricted Stock may be subject to any applicable accelerated vesting provisions set forth in the applicable award agreement, the Severance Policy (as defined below) or the Plan.  Notwithstanding anything to the contrary set forth in the Severance Policy, in the event of a Change in Control (as defined in the Severance Policy), the Performance Option Shares will vest in accordance with Section 3 of the Severance Policy and the remaining Performance Option Shares (if any) will be eligible to time-vest in accordance with the vesting schedule applicable to the Ordinary Option Shares.

3.           Severance Policy.  Effective as of the Commencement Date, subject to in Section 2(c)(iii) above, you will be eligible to participate in the Company’s Amended and Restated Change in Control and Severance Policy for Senior Management (the “Severance Policy”), a copy of which is attached hereto as Exhibit A, as a Group B Participant (as such term is defined in the Severance Policy).

4.           Benefits.  You will be eligible to participate in all savings and retirement plans, and all group welfare benefit plans (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company from time to time which are applicable to the Company’s senior executive officers, subject to the terms and conditions of such plans.  Coverage under these plans begins the first day of the first month after thirty (30) days following that of your Commencement Date (the “Health Benefits Effective Date”). Notwithstanding the foregoing, nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular, plan or benefits.    The Company will reimburse you for up to $1,500 to cover your actual COBRA costs until the Health Benefits Effective Date.

5.           Clawback.  To the extent required by applicable law or any applicable securities exchange listing standards, any amounts paid or payable under this Letter (including, without limitation, amounts paid prior to the effectiveness of such law or listing standards) will be subject to forfeiture, repayment or recapture as determined by the Company in its discretion.

Josh Claman
May 14, 2012

6.           Nature of Employment.  Your employment with the Company will be at-will, meaning that your employment is not for a specified period of time and can be terminated by you or the Company at any time, with or without cause and with or without notice.

7.           Miscellaneous.  As a condition of your employment with the Company, you will furnish and will continue to furnish the Company with all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986.  You will also be required to sign the Company’s Employment, Confidential Information, and Invention Assignment Agreement (the “Non-Disclosure Agreement”) and the Company’s Arbitration Agreement.  Such documentation must be provided to us within three (3) business days of the Commencement Date, or our employment relationship with you may be terminated.

Furthermore, in your work for the Company and its subsidiaries, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have any obligation of confidentiality.  You agree that you will not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You will also adhere to all enforceable post-termination restrictive covenants (such as non-solicit obligations) that you may be subject to as the result of  your agreements with any prior employers and you have provided the Company with copies of any such agreements in advance of signing this Letter.

To indicate your acceptance of the terms and conditions set forth in this Letter, please sign and date this Letter in the space provided below and return it to Adam Wergeles within three (3) business days of this Letter’s date.  This Letter may not be modified or amended except by a written agreement, signed by the Company and by you, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

We look forward to continuing to work with you.

Sincerely,
ReachLocal, Inc.

/s/ Nathan Hanks
Nathan Hanks, President

I hereby accept employment with ReachLocal, Inc. on the terms set forth in this Letter.  I acknowledge that the terms described in this Letter, together with the Non-Disclosure Agreement and the Arbitration Agreement, set forth the entire understanding between us and no promises, representations or commitments have been made to me concerning my employment with ReachLocal, Inc. other than those set forth in this Letter.

ACCEPTED, ACKNOWLEDGED AND AGREED TO this 20th day of May, 2012:

/s/ Josh Claman
Josh Claman

Exhibit A
Change in Control and Severance Policy